EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Genspera, Inc.

We hereby consent to the use in this Amendment No.3 to the Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 10, 2008 included in Genspera, Inc.’s Annual Report for the years ended December 31, 2007 and 2006, relating to the financial statements of Genspera, Inc., which appear in such Registration Statement and related Prospectus for the registration of 6,012,400 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
RBSM LLP

New York, New York
December 31, 2008